CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.200% Senior Notes due 2023	$300,000,000	99.925%	$299,775,000	$38,910.80

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
File No. 333-224979

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 16, 2018)

$300,000,000

2.200% Senior Notes Due February 24, 2023

The senior notes in the aggregate principal amount of $300,000,000 offered pursuant to this prospectus supplement and the accompanying prospectus will mature on February 24, 2023 and bear interest at 2.200% per annum, payable semi-annually in arrears on February 24 and August 24 of each year, commencing August 24, 2020 (the “Senior Notes”). The Senior Notes will be redeemable in whole or in part by us on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide 10 to 60 calendar days’ notice of the redemption to the registered holders of the Senior Notes. There is no sinking fund for the Senior Notes.

The Senior Notes will rank equally with all of our other existing and future senior unsecured indebtedness.

See “Risk Factors” on page S-6 to read about important factors you should consider before buying the Senior Notes. The Senior Notes are not deposits of a bank and are not insured by the United States Federal Deposit Insurance Corporation or any other insurer or government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds to Us Before Expenses(1)
Per Senior Note	99.925%	0.300%	99.625%
Total	$299,775,000	$900,000	$298,875,000

(1)	Plus accrued interest, if any, from the original issue date.

The Senior Notes will not be listed on any securities exchange. Currently, there is no public trading market for the Senior Notes.

The underwriters expect to deliver the Senior Notes to purchasers in book-entry form through the facilities of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, a société anonyme (“Clearstream”), on or about February 24, 2020.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities

Co-Managers

Keefe, Bruyette & Woods A Stifel Company	Piper Sandler

The date of this prospectus supplement is February 19, 2020

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the SEC using a “shelf” registration process. The accompanying prospectus describes more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both the prospectus supplement and the accompanying prospectus combined. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, together with any free writing prospectus or other offering material used in connection with this offering. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of such documents or as of the dates specified for such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references to “F.N.B. Corporation,” “FNB”, the “Corporation,” “we,” “our” and “us” and similar terms mean F.N.B. Corporation and its subsidiaries.

Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the Senior Notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s website is www.sec.gov. In addition, you may inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

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We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, covering the securities described in this prospectus supplement and the accompanying prospectus. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference in the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website.

Our internet website address is www.fnbcorporation.com. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The contents of our website are not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference in this prospectus supplement of the information contained at that site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The following documents that we have filed with the SEC are incorporated by reference in, and considered a part of, this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, which we filed on February 26, 2019;

•	The portions of our definitive proxy statement on Schedule 14A, filed on March 29, 2019, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, which we filed on May 7, 2019, August 6, 2019, and November 7, 2019, respectively; and

•	Our Current Reports on Form 8-K filed on February 14, 2019, April 26, 2019, May 20, 2019, and September 23, 2019.

We are also incorporating by reference in this prospectus supplement all other documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination or completion of any offering of Senior Notes under this prospectus supplement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement (other than exhibits to those documents unless they are specifically incorporated by reference in those documents). Requests should be directed to:

F.N.B. Corporation

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania, 15212

Attention: Corporate Secretary

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FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may make statements regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal,” and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

Our forward-looking statements are subject to the following principal risks and uncertainties:

•

Our business, financial results and balance sheet values are affected by business and economic circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Board of Governors of the Federal Reserve Board (the “Federal Reserve”), the U.S. Department of Treasury, the Office of the Comptroller of the Currency (the “OCC”) and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing or reversal of current U.S. economic environment; and (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

•

Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and continue to respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, significant political events, cyberattacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.

•

Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:

•

Changes resulting from a U.S. presidential administration or legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

•	Changes to regulations governing bank capital and liquidity standards.

•

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.

S-iii

•	Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.

•

The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the upcoming implementation of the new FASB Accounting Standards Update 2016-13 Financial Instruments—Credit Losses commonly referred to as the “current expected credit loss” standard, or CECL.

The factors identified in this section are not exclusive and are not intended to represent a complete list of all the factors that could adversely affect our business, operating results, financial condition or cash flows. Other factors not presently known to us or that we currently deem immaterial to us may also have an adverse effect on our business, operating results, financial condition or cash flows, and the factors we have identified could affect us to a greater extent than we currently anticipate. Many of the important factors that will determine our future financial performance and financial condition are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. See “Risk Factors” below and in our Annual Report on Form 10-K (including MD&A section) for the year ended December 31, 2018, which is hereby incorporated by reference into this prospectus supplement, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Except as required by applicable law or the rules and regulations of the SEC, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings and reports with the SEC should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

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SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all the information you should consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus or other offering material and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You should give particular consideration to the “Risk Factors” sections of this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2018, to determine whether an investment in the Senior Notes is appropriate for you. In addition, certain statements in this “Summary” section include forward-looking information that involves risks and uncertainties. See “Forward-Looking Information.”

About FNB

We are a financial holding company under the Gramm-Leach-Bliley Act of 1999. We were formed in 1974 as a bank holding company and are headquartered in Pittsburgh, Pennsylvania. We have three reportable business segments: Community Banking, Wealth Management and Insurance. We hold a significant retail deposit market share in attractive markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh-Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. As of September 30, 2019, we had 369 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.

As a diversified financial services holding company, FNB, through our subsidiaries, provides a full range of financial services, principally to consumers, corporations, governments and small- to medium-sized businesses in our market areas through our subsidiary network, which is led by our largest subsidiary, First National Bank of Pennsylvania (“FNBPA”). Our business strategy focuses primarily on providing quality, consumer- and commercial-based financial services adapted to the needs of each of the markets we serve. We seek to maintain our community orientation by providing local management with certain autonomy in decision making, enabling them to respond to customer requests more quickly and to concentrate on transactions within their market areas. We seek to preserve some decision making at a local level, however, we have centralized legal, loan review, credit underwriting, accounting, investment, audit, loan operations, deposit operations and data processing functions. The centralization of these processes enables us to maintain consistent quality of these functions and to achieve certain economies of scale. As of September 30, 2019, FNB had total assets of $34.3 billion, loans of $23.1 billion and deposits of $24.6 billion.

Our principal executive offices are located at 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania, 15212. Our common shares are traded on The New York Stock Exchange under the symbol “FNB.” We maintain a website at www.fnbcorporation.com where general information about us is available. The information on our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

Recent Developments

Preliminary Financial Results for Full Year 2019 Compared with Full Year 2018

On January 21, 2020, we announced preliminary financial results for the year ended December 31, 2019. We have not yet closed our books for 2019 and have not filed our Annual Report on Form 10-K for the year ended December 31, 2019. Therefore, our operating results for the period are subject to completion of our normal year-end closing review procedures, which may result in changes to these results. Furthermore, our independent registered public accounting firm has not completed its review of our results for the period. These results should be read in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto presented in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 and in our Annual Report on Form 10-K for the year ended December 31, 2018. Our actual results may differ materially from these statements due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the year are finalized.

For the full year of 2019, net income available to common shareholders was $379.2 million or $1.16 per diluted common share, compared to $364.8 million or $1.12 per diluted common share for the full year of 2018. Net income available to common shareholders for the full year of 2019 reflected the impact of the following significant items impacting earnings: branch consolidation costs of $4.5 million and $4.3 million of service charge refunds. Net income available to common shareholders for the full year of 2018 reflected the impact of the following significant items impacting earnings: the $5.1 million gain from the sale of Regency Finance Company (“Regency”), branch consolidation costs of $6.6 million and a $0.9 million discretionary 401(k) contribution following tax reform impacting pretax earnings.

Net interest income totaled $917.2 million, decreasing $15.3 million, or 1.6%, with average earning asset growth of $1.4 billion, or 5.1%, compared to the full year of 2018. The sale of Regency in the third quarter of 2018, a lower level of cash recoveries on acquired loans, and the lower interest rate environment contributed to the decrease of net interest income. The full year of 2019 included $7.7 million of higher incremental purchase accounting accretion and $10.3 million of lower cash recoveries, compared to the full year of 2018.

Average loans totaled $22.8 billion, an increase of $1.2 billion, or 5.5%, compared to the full year of 2018, due to solid origination activity across our footprint and successful sales management. Commercial growth was led by strong commercial activity in the Cleveland, Pittsburgh, Charlotte and the Mid-Atlantic regions. Total average consumer loan growth of $381 million, or 4.7%, was led by increases in residential mortgage loans of $368 million and indirect auto loans of $239 million, partially offset by a decline of $140 million in consumer credit lines and a decline of $86 million in direct installment balances. Average deposits totaled $24.1 billion and increased $1.2 billion, or 5.4%, compared to the full year of 2018, due to organic growth in personal and commercial relationships.

Non-interest income totaled $294.3 million, increasing $18.6 million, or 6.8%, compared to the full year of 2018. Excluding the significant items impacting earnings, operating non-interest income increased $26.1 million, or 9.5%, compared to the full year of 2018, attributable to the continued growth of our fee-based businesses of trust services, insurance, capital markets, and mortgage banking. Those businesses grew revenue 8.0%, 11.7%, 55.5%, and 44.4%, respectively, compared to the full year of 2018.

Non-interest expense totaled $696.1 million, increasing $1.6 million, or 0.2%, compared to the full year of 2018. Excluding the significant items impacting earnings, total operating non-interest expense increased $2.6 million, or 0.4%, compared to the full year of 2018, with the increase primarily attributable to an increase in salary and employee benefits primarily due to normal merit increases, an increase in occupancy and equipment expense primarily due to technology investments, and an increase in other expenses reflecting an impairment from a renewable energy investment tax credit. These were mostly offset by the Regency sale and the elimination of the Federal Deposit Insurance Corporation’s large bank surcharge.

The provision for credit losses was $44.6 million, compared to $61.2 million in 2018. Net charge-offs totaled $28.3 million, or 0.12%, of total average loans, compared to $56.0 million, or 0.26% in 2018. Originated net charge-offs were 0.11% of total average originated loans, compared to 0.31% in 2018. Net charge-offs during 2018 included $13.4 million, or 0.06%, related to a sale of nonperforming loans and the sale of Regency. Both actions had no associated provision impact.

The effective tax rate was 17.7% for 2019, compared to 17.6% for 2018. Both periods’ tax rates are lower than the 21.0% federal statutory rate due to the tax benefits resulting from renewable energy investment and historic tax credits, tax-exempt income on investments and loans and income from bank owned life insurance.

THE OFFERING

The following description contains basic information about the Senior Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Senior Notes. For a more complete understanding of the Senior Notes, you should read the section of this prospectus supplement entitled “Certain Terms of the Senior Notes” and the section in the accompanying prospectus entitled “The Securities We May Offer — Debt Securities.” To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information and the information in Certain Terms of the Senior Notes.”.

Securities Offered	2.200% Senior Notes due February 24, 2023

Issuer	F.N.B. Corporation

Aggregate Principal Amount	$300,000,000

Maturity Date	February 24, 2023

Issue Date	February 24, 2020

Issue Price	99.925% plus accrued interest, if any, from and including February 24, 2020

Interest Rate	2.200% annually

Interest Payment Dates	Each February 24 and August 24, commencing August 24, 2020

Record Dates	Each February 9 and August 9

Form	Fully-registered global notes in book-entry form

Denominations	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof

Further Issuance	The Senior Notes will be limited initially to $300,000,000 in aggregate principal amount. FNB may, however, “reopen” the Senior Notes and issue an unlimited principal amount of additional Senior Notes in the future without the consent of the holders.

Use of Proceeds	We estimate that the net proceeds from the sale of the Senior Notes offered hereby, after deducting the underwriting discounts and certain offering expenses, will be approximately $298,175,000. We intend to use the net proceeds from the sale of the Senior Notes for general corporate purposes, which may include investments at the holding company level, capital to support the growth of FNBPA, repurchase of our common shares and refinancing of outstanding indebtedness.

Optional Redemption	The Senior Notes will be redeemable in whole or in part by us on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide 10 to 60 calendar days’ notice of redemption to the registered holders of the Senior Notes.

Risk Factors	Investing in the Senior Notes involves certain risks. See page S-6.

Ranking	The Senior Notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

RISK FACTORS

Investing in the Senior Notes involves various risks. You should carefully consider the risks and uncertainties described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the Senior Notes. Our future business, results of operations, financial condition, capital levels, liquidity and cash flows could be materially and adversely affected by any of these risks. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations. See also the discussion under the heading “Forward-Looking Information.” For purposes of this section, references to “F.N.B. Corporation,” the “Corporation,” “we,” “us” or “our” include only F.N.B. Corporation and not any of its subsidiaries. The Indenture referred to below is described in “Certain Terms of the Senior Notes.”

The Senior Notes will be our obligations and not obligations of our subsidiaries and will be structurally subordinated to the debt of our subsidiaries, which will not guarantee the Senior Notes.

We are a holding company and depend on our subsidiaries, principally our subsidiary bank, for funds to pay principal and interest on the Senior Notes. The Senior Notes are not guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future liabilities of our subsidiaries owed to third parties, including the bank deposits of our subsidiary bank. Therefore, our rights and the rights of our creditors, including holders of the Senior Notes, to participate in the assets of our subsidiaries in the event a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s other creditors. As a result, all indebtedness and other liabilities of our subsidiaries owed to third parties, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation, insolvency, bankruptcy, receivership or similar event affecting our subsidiaries, to us in order for us to meet our obligations with respect to the Senior Notes.

As of September 30, 2019, our subsidiaries’ total borrowings (including deposits) were approximately $29.1 billion. Our subsidiaries will incur additional deposits, indebtedness and liabilities without restriction under the Indenture governing the Senior Notes, all of which will be structurally senior to the Senior Notes.

We are a legal entity separate and distinct from our banking and other subsidiaries, and will rely on such subsidiaries to provide funds to pay the Senior Notes.

Our principal source of cash, including cash to pay dividends to our shareholders and to pay principal and interest on our indebtedness, is dividends from our banking subsidiary, FNBPA. There are various statutory, regulatory and other limitations on the extent to which FNBPA and our other subsidiaries can supply funds to us by dividend or otherwise. Although we maintain cash positions for liquidity at the holding company level, if FNBPA or other of our subsidiaries were unable to pay dividends to us, over time, we could be unable to pay principal and interest to holders of the Senior Notes. Generally, our regulators expect us to pay dividends out of current earnings and to maintain sufficient capital. Federal banking law prohibits national banks from paying dividends in excess of the sum of current year earnings and retained earnings for the prior two years without prior approval of the Office of the Comptroller of the Currency. Contractual or other restrictions may also limit our subsidiaries’ abilities to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flow of our subsidiaries to make payments on the Senior Notes.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the Senior Notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of those banking subsidiaries. Claims from creditors (other than

us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The Senior Notes are not obligations of, nor guaranteed by, our subsidiaries and our subsidiaries have no obligation to pay any amounts due on the Senior Notes. The Indenture relating to the Senior Notes does not limit the ability of our subsidiaries to issue or incur additional debt.

At September 30, 2019, FNBPA could legally pay up to $398 million in dividends to us without prior OCC approval. See “Business—Government Supervision and Regulation,” “Risk Factors—We are dependent on dividends from our subsidiaries to meet our financial obligations and pay dividends to stockholders,” and “Risk Factors—Regulatory authorities may restrict our ability to pay dividends on and repurchase our common stock” in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of regulatory and other restrictions on dividend declarations.

The Indenture governing the Senior Notes has limited covenants, which may not protect your investment.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture pursuant to which we will issue the Senior Notes. If we incur additional debt or liabilities, our ability to pay our obligations on the Senior Notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, except to the extent described under “Certain Terms of the Senior Notes—Consolidation, Merger, Conveyance or Transfer of Assets” and “—Certain Covenants” in this prospectus supplement, or from paying dividends or issuing or repurchasing our securities.

In addition, there are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Certain Terms of the Senior Notes—Consolidation, Merger, Conveyance or Transfer of Assets” and “—Certain Covenants” included in this prospectus supplement.

If an active and liquid trading market for the Senior Notes does not develop or does not continue, the market price of the Senior Notes may decline and you may be unable to sell your Senior Notes.

The Senior Notes are a new issue of securities for which there is currently no public market. We do not intend to list the Senior Notes on any national securities exchange or include the Senior Notes in any automated quotation system. An active trading market may not develop or be maintained for the Senior Notes. Although the underwriters have indicated that they intend to make a secondary market in the Senior Notes, they are not obligated to do so and may, in their sole discretion without notice, discontinue market making activities at any time, which could negatively impact your ability to sell the Senior Notes or the prevailing market price at the time you choose to sell. Even if a trading market for the Senior Notes develops, the market may be limited and illiquid. The liquidity of a trading market in the Senior Notes, if any, and the future trading prices of the Senior Notes will depend on many factors, including the prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, liquidity, creditworthiness, performance and prospects, including whether we have missed any interest payments or are restricted from paying interest on the Senior Notes by our regulators. If an active trading market does not develop or does not continue, you may be unable to resell your Senior Notes or may only be able to sell them at a substantial discount from your purchase price.

General market conditions and unpredictable factors could adversely affect market prices for the Senior Notes.

If you purchase Senior Notes, the Senior Notes may subsequently trade at a discount to the price that you paid for them. Several factors, many of which are beyond our control, may influence the market price of the Senior Notes, including, but not limited to:

•	the aggregate amount of Senior Notes outstanding;

•	the level of liquidity of the Senior Notes;

•	the time remaining to maturity of the Senior Notes;

•	whether interest payments have been made and are likely to be made on the Senior Notes from time to time;

•	our creditworthiness, financial condition, liquidity, performance and prospects;

•	changes in United States interest rates;

•	whether the ratings on the Senior Notes provided by any ratings agency have changed;

•	the market for similar securities;

•	the prevailing interest rates being paid by other companies similar to us;

•	the level, direction and volatility of market interest rates generally, and inflation and inflation expectations generally; and

•	the overall condition of the financial markets.

As these factors are interrelated in complex ways, the effect of any one factor may be offset, in whole or in part, or magnified by the effect of another factor. For example, an improvement in our credit rating could be offset by increases in interest rates. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market price of the Senior Notes.

Our credit rating may not reflect all risks of an investment in the Senior Notes.

Any credit rating assigned to the Senior Notes will be limited in scope and does not address or reflect all material risks relating to an investment in the Senior Notes, but rather reflects only the view of the rating agency at the time it issues the rating. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. Credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Senior Notes, based on their overall view of our industry. Accordingly, there can be no assurance that a credit rating will remain in effect for any given period of time or that a rating will not be put on watch with negative implications, lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any securities, including the Senior Notes, and may be revised or withdrawn at any time by the credit rating organization in its sole discretion. A downgrade, withdrawal or the announcement of a possible downgrade or withdrawal in a rating assigned to, or a “watch” or similar action with respect to, the Senior Notes, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of our securities to decline significantly, impact access to capital markets and/or increase the cost of debt, thereby adversely affect liquidity and financial conditions. Conversely, because your return on the Senior Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit rating will not necessarily reduce the other investment risks related to the Senior Notes.

The Senior Notes are not deposits and will not be insured or guaranteed by the FDIC.

The Senior Notes will not be bank deposits and will not be insured or guaranteed by the FDIC or any other governmental agency.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Senior Notes offered hereby, after deducting the underwriting discounts and certain offering expenses, will be approximately $298,175,000. We intend to use the net proceeds from the sale of the Senior Notes for general corporate purposes, which may include investments at the holding company level, capital to support the growth of FNBPA, repurchase of our common shares and refinancing of outstanding indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019:

•	on an actual consolidated basis; and

•	on a consolidated basis, as further adjusted to reflect the issuance and sale of the Senior Notes, after deducting the underwriting discounts and certain estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements (including the notes thereto) incorporated by reference in this prospectus supplement and the accompanying prospectus.” See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	As of September 30, 2019
	(Dollars in Thousands)
	Actual	As Adjusted
Cash and cash equivalents	$609,032	$907,207
Borrowings:
Total short-term borrowings (1)	$3,144,404	$3,144,404
Total long-term borrowings (2)	1,339,527	1,339,527
Notes offered hereby		298,175
Total borrowed funds	4,483,931	4,782,106
Shareholders’ equity
Preferred stock—$0.01 par value 20,000,000 shares authorized; 110,877 shares issued as of September 30, 2019	106,882	106,882
Common stock—$0.01 par value 500,000,000 shares authorized; 327,107,305 shares issued as of September 30, 2019	3,273	3,273
Additional paid-in capital	4,062,343	4,062,343
Retained earnings	743,947	743,947
Accumulated other comprehensive loss	(69,353)	(69,353)
Treasury stock, at cost 2,227,804 shares	(26,783)	(26,783)
Total shareholders’ equity	4,820,309	4,820,309
Total capitalization	$9,304,240	$9,602,415

(1)

Short-term borrowings at September 30, 2019 consisted of: (a) $1.565 million in short-term borrowings by FNBPA with the Federal Home Loan Bank, or FHLB, used to manage normal liquidity needs and support asset and liability management strategies; (b) $1.214 million in federal funds purchased by FNBPA; (c) $106,629 in subordinated notes and (d) $258,775 in securities sold under repurchase agreements utilized by FNBPA for corporate sweep accounts with cash management account agreements.

(2)

Long-term borrowings at September 30, 2019 consisted of: (a) $935,000 in long-term FHLB advances to FNBPA; (b) $249,297 in other subordinated notes issued in a prior capital raise and assumed through acquisitions, and $89,566 in subordinated notes registered for an ongoing public offering, issued by our subsidiary FNB Financial Services, LP, which subordinated notes are fully and unconditionally guaranteed by us, and (c) $65,664 in junior subordinated debt issued by FNB in conjunction with the issuance of trust preferred securities.

CERTAIN REGULATORY CONSIDERATIONS

General

As a bank holding company, we are subject to regulation and supervision by the Federal Reserve System, which has supervisory, regulatory and enforcement authority over us. Among other responsibilities, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a risk to FNBPA. The Federal Reserve examines us periodically and prepares reports for the consideration of our board of directors on any operating deficiencies that they may identify. While the Federal Reserve historically has expected bank holding companies to act as a source of strength to their bank subsidiaries, effective July 21, 2011, we are also required by the Dodd-Frank Act to act as a source of strength for FNBPA and for any other depository institution subsidiary we may have in the future. Such support may be required at times when a holding company may not otherwise be inclined to provide it.

FNBPA is examined and supervised by the OCC and its deposits are insured by the FDIC. Our relationships with our depositors, borrowers and other customers are also regulated by federal and state laws and agencies, especially in matters concerning consumer protection, privacy, anti-money laundering, the ownership of deposit accounts and various trust and other customer relationships.

For a discussion of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to FNBPA, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Funds and not for the protection of our security holders. A change in applicable statutes, regulations or regulatory policy may have a material adverse effect on our business, financial condition (including capital adequacy) and results of operations.

CERTAIN TERMS OF THE SENIOR NOTES

The Senior Notes offered by this prospectus supplement will be issued by F.N.B. Corporation under an indenture to be dated as of February 24, 2020 (the “Base Indenture”), as supplemented by a first supplemental indenture to be dated as of February 24, 2020, between us and Wilmington Trust, National Association, as trustee (the “Trustee”). We refer to the Base Indenture, together with the first supplemental indenture, as the “Indenture.” The following description of the Senior Notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Senior Notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the Senior Notes. For purposes of this section, references to “F.N.B. Corporation,” “we,” “us” or “our” include only F.N.B. Corporation and not any of its subsidiaries.

General

The Senior Notes issued in this offering initially will be limited to $300,000,000 principal amount. The Senior Notes will mature on February 24, 2023. The Senior Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund. The Senior Notes are not convertible into, or exchangeable for, equity securities of FNB. The Senior Notes will be issued in fully registered book-entry form without coupons and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the Senior Notes on any securities exchange.

The Senior Notes will be unsecured and unsubordinated and will rank equally in priority among themselves and with all of our other existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to all of our existing and future subordinated indebtedness. As of September 30, 2019, FNB (parent company only) did not have any outstanding senior unsecured indebtedness. FNB may from time to time, without notice or consent of the holders of the Senior Notes, incur additional secured or unsecured senior indebtedness ranking equally with the Senior Notes, as well as additional subordinated indebtedness ranking junior to the Senior Notes.

The Senior Notes will be our exclusive obligation and not the obligations of our subsidiaries. Our subsidiaries are separate and distinct legal entities. The Senior Notes will not be guaranteed by any of our subsidiaries. Our subsidiaries may, without notice or consent of the holders of the Senior Notes, incur additional debt or liabilities in the future, all of which would rank structurally senior to the Senior Notes.

The Senior Notes will be subject to defeasance under the conditions described below in “—Discharge, Defeasance and Covenant Defeasance.”

The Senior Notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve or any other governmental agency or instrumentality.

We may, without the consent of the holders of the Senior Notes, increase the principal amount of the Senior Notes by issuing additional Senior Notes in the future with the same terms and conditions, except for any differences in the issue date, the issue price and interest accrued prior to the date of issuance of the additional Senior Notes, and with the same CUSIP number as the Senior Notes offered by this prospectus supplement; provided that if any additional Senior Notes are not fungible with the Senior Notes offered by this prospectus supplement for U.S. federal income tax purposes, such additional Senior Notes will be issued under a separate CUSIP number. The Senior Notes offered by this prospectus supplement and any additional Senior Notes would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.

The Indenture contains no financial covenants and does not restrict us from paying dividends, selling assets, making investments or issuing or repurchasing or redeeming other securities, and does not contain any provision that would provide protection to the holders of the Senior Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restricting or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under “Certain Terms of the Senior Notes— Consolidation, Merger, Conveyance or Transfer of Assets” and “—Certain Covenants” included in this prospectus supplement. No recourse will be available for the payment of principal or, or interest on, any Senior Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, officer or director, as such past, present or future, of F.N.B. Corporation or any successor entity.

Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Interest

The Senior Notes will bear interest at the rate of 2.200% per annum. Interest on the Senior Notes will accrue from and including February 24, 2020 and will be payable semi-annually in arrears on February 24 and August 24 of each year (each an “interest payment date”), commencing on August 24, 2020. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the Senior Notes will accrue from and including February 24, 2020 to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. Each of these periods is referred to as an “interest period” for the Senior Notes. If an interest payment date or the maturity date for the Senior Notes falls on a day that is not a business day, FNB will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Senior Notes will not be entitled to any further interest or other payments with respect to such postponements.

When we use the term “business day”, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions or trust companies in a place of payment for the Senior Notes, or the city in which the corporate trust office of the Trustee is located, are authorized or obligated by law or executive order to close. The interest payable on the Senior Notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Senior Notes are registered at the close of business on February 9 and August 9, whether or not a business day, immediately preceding the interest payment date. However, interest that FNB pays on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the paying agent for the Senior Notes or, at FNB’s option in the event the Senior Notes are not represented by global notes (as described below), by check mailed to the address of the person specified for payment in the preceding sentences.

Ranking

The Senior Notes will be unsecured and unsubordinated and will rank equally in priority among themselves and with all of our other existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to all of our existing and future subordinated indebtedness. The Senior Notes will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or non-banking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of Senior Notes to benefit indirectly from such distribution, is subject to prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. There are legal limitations on the extent to which some of our subsidiaries, including FNBPA, may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations on the Senior Notes, whether by dividends, distributions, loans or other payments. Our subsidiaries may, without notice or consent of the holders of the Senior Notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the Senior Notes. As of September 30, 2019, our subsidiaries’ total borrowings (including deposits) were approximately $29.1 billion. All of such debt would rank structurally senior to the notes in case of liquidation or otherwise.

Optional Redemption

The Senior Notes will be redeemable in whole or in part by us on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide 10 to 60 calendar days’ notice of the redemption to the registered holders of the Senior Notes. Other than as set forth in this paragraph, the Senior Notes are not redeemable prior to maturity.

Consolidation, Merger, Conveyance or Transfer of Assets

We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation, trust or other entity, provided that:

•

we are the survivor in the merger, or the survivor, if not us, (1) is a corporation organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on all of the outstanding Senior Notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the Indenture;

•

immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction, as having been incurred by us or the subsidiary at the time of the transaction, no Event of Default (as defined below) under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing;

•

if, as a result of the transaction, our property or assets would be subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted under the Indenture, we or such successor person, as the case may be, shall take steps to secure the Senior Notes equally and ratably with all indebtedness secured in the transaction; and

•

we deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer of our properties and assets complies with the Indenture and that all conditions precedent to such consolidation, merger or transfer of properties and assets have been complied with.

Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the Indenture.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the Indenture providing for a put or increased interest or that would otherwise afford holders of the Senior Notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

Certain Covenants

Maintenance of Properties. We will cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair, and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments, and improvements for those properties, as we in our judgment believe is necessary so that we may carry on the business related to those properties properly and advantageously, although we will not be prevented from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business or the business of any of our subsidiaries and not disadvantageous in any material respect to the holders of the Senior Notes.

Payment of Taxes and Other Claims. We will pay or discharge, or cause to be paid or discharged, before they become delinquent,

•	all taxes, assessments, and governmental charges levied or imposed upon us or any subsidiary of ours or upon our income, profits or property or any subsidiary of ours; and

•	all lawful claims for labor, materials, and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary of ours.

However, we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate provision is made.

Sale or Issuance of Capital Stock in Principal Subsidiary Bank. We will not be permitted, pursuant to the covenants in the Indenture, directly or indirectly, to do any of the following:

•

sell, assign, pledge, transfer, or otherwise dispose of, or permit to be issued, any shares of capital stock of a principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock, unless, after giving effect to that transaction and the shares to be issued upon conversion of such securities or exercise of such rights into that capital stock, we will own, directly or indirectly, at least 80% of the outstanding shares of each class of capital stock of that principal subsidiary bank; or

•

pay any dividend in capital stock of a principal subsidiary bank or make any other distribution in capital stock of a principal subsidiary bank, unless the principal subsidiary bank to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and interest on the Senior Notes.

The term “principal subsidiary bank” means any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets. As of the date of this prospectus supplement, our only principal subsidiary bank is FNBPA. The Indenture does not restrict the ability of the principal subsidiary bank to sell or dispose of assets.

The foregoing covenant in the Indenture, however, does not prohibit any of the following:

•

any dispositions or dividends made by us or any principal subsidiary bank acting in a fiduciary capacity for any person or entity other than us or any principal subsidiary bank or to us or any of our wholly-owned subsidiaries;

•	the merger or consolidation of a principal subsidiary bank with and into another principal subsidiary bank;

•	the sale, assignment, pledge, transfer or other disposition of shares of voting stock of a principal subsidiary bank made by us or any subsidiary where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any principal subsidiary bank, directly or indirectly, of any other corporation, trust or other entity;

•	the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank, so long as:

•

any such transaction is made for fair market value as determined by our board of directors or the board of directors of the principal subsidiary bank disposing of such voting stock or other securities or rights; and

•

after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•

any of our principal subsidiary banks selling additional shares of voting stock to its stockholders at any price, so long as immediately after such sale, we own, directly or indirectly, at least as great a percentage of the voting stock of such subsidiary bank as we owned prior to such sale of additional shares; or

•	a pledge made or a lien created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Waiver of Certain Covenants. We may choose not to comply with any term, provision or condition of certain covenants contained in the Indenture, or with certain other terms, provisions or conditions with respect to the Senior Notes (except any such term, provision or condition which could not be amended without the consent of all holders of the Senior Notes), if before the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of the Senior Notes either waive compliance in that instance or generally waive compliance with that covenant, provision or condition. Until the waiver has become effective, our obligations in respect of the term, provision, or condition will remain in full force and effect.

Events of Default; Notice and Waiver

Each of the following “Events of Default” set forth in the Indenture will be applicable to the Senior Notes:

•	we fail for 30 days to pay any installment of interest payable on the Senior Notes;

•	we fail to pay the principal of (or premium, if any, on) the Senior Notes when due;

•

we default in the performance of or breach any other covenant or agreement we made in the Indenture with respect to the Senior Notes which default or breach has continued for 60 days after written notice as provided for in accordance with the Indenture by the Trustee or by the holders of at least 25% in principal amount of the Senior Notes;

•

we default under a bond, debenture, note or other evidence of indebtedness for money borrowed by us that has a principal amount outstanding that is more than $50 million (other than non-recourse indebtedness) under the terms of the instrument under which the indebtedness is issued or secured, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled, or the indebtedness has not been discharged, or there has not been deposited in trust enough money to discharge the indebtedness, within 30 days after written notice was provided to us by the Trustee or the holders of at least 25% in principal amount of the Senior Notes in accordance with the Indenture; or

•	certain events of bankruptcy, insolvency or reorganization of us or by our principal subsidiary bank occur.

If there is a continuing Event of Default under the Indenture with respect to the Senior Notes, then the Trustee or the holders of not less than 25% of the total principal amount of the Senior Notes may declare immediately due and payable the principal amount of the Senior Notes.

If an Event of Default occurs as a result of our bankruptcy, insolvency or reorganization, the principal amount of the Senior Notes shall become immediately due and payable automatically, and without any declaration or other action on the part of the Trustee or any holder.

However, at any time after a declaration of acceleration with respect to the Senior Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the Senior Notes may rescind and annul such declaration and its consequences if:

•

we deposit with the Trustee all required payments of the principal of, and interest of the Senior Notes (and, to the extent lawful, interest on overdue installments of interest) plus certain fees, expenses, disbursements and advances of the Trustee; and

•	all Events of Default, other than the non-payment of accelerated principal of the Senior Notes, have been cured or waived as provided in the Indenture;

The Indenture also provides that the holders of not less than a majority in principal amount of the Senior Notes may waive any past default with respect to the Senior Notes and its consequences, except a default consisting of:

•	our failure to pay the principal of or interest on the Senior Notes; or

•	a default relating to a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holders of each outstanding Senior Note.

The Trustee is generally required to give notice to the holders of the Senior Notes of a default of which a responsible officer of the Trustee has actual knowledge under the Indenture unless the default has been cured or waived.

The Indenture provides that no holder of the Senior Notes may institute a proceeding with respect to the Indenture or for any remedy under the Indenture, unless such holder has previously given notice to the Trustee of an Event of Default and the Trustee fails to act for 60 days after:

•

it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the Senior Notes, as well as an offer of indemnity satisfactory to the Trustee; and

•	no direction inconsistent with such written request has been given to the Trustee during that 60-day period by the holders of a majority in principal amount of the Senior Notes.

The Trustee is not under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the Senior Notes, unless the holders of the Senior Notes have offered to the Trustee reasonable security or indemnity. Subject to these provisions for the indemnification of the Trustee, the holders of not less than a majority in principal amount of the Senior Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture or which may involve the trustee in personal liability.

Within 120 days after the close of each fiscal year, we must deliver to the Trustee a certificate, signed by one of several specified officers, stating such officer’s knowledge of our compliance with all the conditions and covenants under the Indenture and, in the event of any non-compliance, specifying such non-compliance and the nature and status of the non-compliance.

Modification of the Indenture

Modification and amendment of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of the Senior Notes. However, no modification or amendment may, without the consent of each holder affected thereby, do any of the following:

•

change the stated maturity or due date of the principal of, or interest payable on, the Senior Notes or change any place of payment where, or the currency in which, such principal and interest is payable;

•	reduce the principal amount of, or the rate or amount of interest on, the Senior Notes;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the Senior Notes;

•

reduce the percentage of the holders of the Senior Notes necessary to modify or amend the Indenture, or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants with respect to the Senior Notes, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the Senior Notes.

We and the Trustee may modify or amend the Indenture as applicable to the Senior Notes, without the consent of any holder of the Senior Notes, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the Indenture;

•

to evidence and provide for the acceptance or appointment of a successor trustee with respect to the Senior Notes or facilitate the administration of the trusts under the Indenture by more than one trustee;

•	to add to the covenants for the benefit of the holders of the Senior Notes or to surrender any right or power conferred upon us in the Indenture;

•	to add additional events of default for the benefit of the holders of the Senior Notes;

•

to cure any ambiguity, defect or inconsistency in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that in each case, such provisions shall not adversely affect the interests of the holders of the Senior Notes in any material respect;

•	to secure the Senior Notes;

•

to add or change any provisions of the Indenture to facilitate the issuance of Senior Notes, or to permit or facilitate the issuance of Senior Notes in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Senior Notes in any material respect;

•	to add, change or eliminate any provisions of the Indenture, provided that any such addition, change or elimination shall:

•

neither (a) apply to any Senior Note created prior to the execution of the supplemental indenture effectuating such addition, change or elimination and entitled to the benefit of such provision, nor (b) modify the rights of the holder of such Senior Note with respect to such provision; or

•	become effective only when there are no Senior Notes outstanding under the Indenture; or

•	to qualify or maintain the qualification of the Indenture under the Trust Indenture Act.

Discharge, Defeasance and Covenant Defeasance

Under the Indenture, we may discharge certain obligations to holders of the Senior Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year. We can discharge these obligations by irrevocably depositing with the Trustee funds in United States dollars in an amount sufficient to pay the entire indebtedness on the Senior Notes, including the principal of and interest payable on the Senior Notes to the date of the deposit, if the Senior Notes have become due and payable, or to the maturity date, if the Senior Notes have not yet become due and payable.

We may also elect either of the following:

•	to be defeased and discharged from any and all obligations with respect to the Senior Notes (“legal defeasance”), except certain obligations, including but not limited to:

•	to register the transfer or exchange of the Senior Notes;

•	to replace temporary or mutilated, destroyed, lost or stolen Senior Note;

•	to maintain an office or agency for the Senior Notes; and

•	to hold moneys for payment in trust; or

•

to be defeased and discharged from certain of our obligations described under “—Certain Covenants,” including “—Certain Covenants—Sale or Issuance of Capital Stock in Principal Subsidiary Bank,” with respect to the Senior Notes and our obligations described under “—Consolidation, Merger, Conveyance or Transfer Assets” or, to the extent permitted by the terms of Senior Notes, our obligations with respect to any other covenant (“covenant defeasance”).

If we choose to defease and discharge our obligations under the covenants with respect to the Senior Notes, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an Event of Default with respect to the Senior Notes. However, to make either election, we must irrevocably deposit with the Trustee, in trust, an amount, in United States dollars, in United States government obligations or both, that will provide sufficient funds to pay the principal of and interest on the Senior Notes on the relevant scheduled due dates.

We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:

•

we have delivered to the Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance or covenant defeasance had not occurred. In the case of legal defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the Indenture;

•

we have delivered to the Trustee an opinion of counsel to the effect that, after the 120th day following the deposit or, if longer, after the expiration of the longest preference period applicable to us under federal or state law in respect of such deposit, the trust funds deposited with the Trustee to pay the principal of and interest on the Senior Notes on the relevant scheduled due dates will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

•	any such legal defeasance, as the case may be, does not result in, or constitute, a breach or violation of the Indenture or any other material agreement which we are a party to or obligated under; and

•	no Event of Default, or event that with notice or lapse of time or both will be an Event of Default, has occurred and is continuing with respect to the Senior Notes.

Same-Day Settlement and Payment

Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Trustee

Wilmington Trust, National Association will act as Trustee, registrar, calculation agent and paying agent for the Senior Notes. From time to time, we and our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Upon the occurrence of an Event of Default or a default under the Senior Notes, or upon the occurrence of a default under another indenture under which Wilmington Trust, National Association may serve as trustee in the future, the Trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee for the Senior Notes.

Except as otherwise provided in the Indenture, the Trustee will have all of the duties and responsibilities specified under the Trust Indenture Act.

Notices

Any notices required to be given to the holders of the Senior Notes held in global form will be given to DTC.

Governing Law; Waiver of Jury Trial

The Senior Notes and the Indenture will be governed by the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent the application of the laws of another jurisdiction would be required thereby. The Indenture provides that we and the Trustee, and each holder of a Senior Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture or the Senior Notes, or any transaction contemplated thereby.

Book-Entry System

The Senior Notes will be issued as fully registered global notes which will be deposited with the Trustee, as custodian for DTC, in its corporate trust office, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. One or more fully registered certificates will be issued as global notes in the aggregate principal amounts of the applicable series of Senior Notes. Investors may elect to hold their interest in the global notes through DTC in the United States or, in Europe, through Euroclear or Clearstream. Beneficial interests in the global notes must be held in minimum denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Owners of beneficial interests in a global note will not be entitled to have the Senior Notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such Senior Notes in definitive form, except as provided below, and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. References in this prospectus supplement to holders of the Senior Notes are to the registered holders and not to any owner of a beneficial interest in the Senior Notes. Senior Notes represented by a global note may be exchanged for definitive notes in registered form only if:

•	DTC notifies us in writing that it is no longer willing or able to act as a depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we, at our option, notify the Trustee in writing that we elect to cause the issuance of Senior Notes in definitive form; or

•	any event will have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to the Senior Notes.

In such circumstances, upon surrender by DTC or a successor depositary of the global notes, Senior Notes in definitive form will be issued to each person that DTC or a successor depositary identifies as the beneficial owner of the related Senior Notes. Upon issuance of Senior Notes in definitive form, the Trustee is required to register these Senior Notes in the name of, and cause the same to be delivered to, this person or these persons (or the nominee thereof). These Senior Notes would be issued in fully registered form without coupons, in minimum denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and subsequently may not be exchanged by a holder for Senior Notes in denominations of less than $1,000.

We will make principal and interest payments on all Senior Notes represented by a global note to the Trustee which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner of the Senior Notes represented by global notes. None of us, the Trustee or any underwriter will be responsible or liable for:

•	the records relating to, or payments made on account of, beneficial ownership interests in a global note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any records relating to the beneficial ownership interests in a global note.

We and the Trustee understand that it is DTC’s current practice to credit participants’ accounts on each payment date with payments of principal or interest in amounts proportionate to their respective beneficial interests in the principal amount represented in the global notes as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in a “street name,” and will be the sole responsibility of those participants.

The Clearing System

We have obtained the following information under this heading “The Clearing System” from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Owners of beneficial interests in a global note may elect to hold their interests in such global note outside the United States through Clearstream or Euroclear, if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Senior Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator.

Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the Senior Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the Senior Notes will be required to make their initial payment for the Senior Notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Senior Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Senior Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Senior Notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Senior Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Senior Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC, Clearstream and Euroclear), but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Senior Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax consequences that may be relevant to a holder with respect to the acquisition, ownership and disposition of the Senior Notes. This summary is limited to the U.S. federal income tax consequences with respect to Senior Notes that were purchased by an initial holder at their original issue at the first price at which a substantial portion of the Senior Notes is sold for cash (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to subsequent purchasers of the Senior Notes. This summary assumes that the Senior Notes will be treated as debt instruments for U.S. federal income tax purposes. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, thrifts, real estate investment trusts, regulated investments companies, traders in securities that elect mark-to-market treatment, insurance companies, individual retirement accounts or qualified pension plans or investors in pass-through entities, including partnerships and Subchapter S corporations, U.S. expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the U.S. dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Senior Notes being taken into account in an applicable financial statement, or persons who hold Senior Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction.

This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SENIOR NOTES. PROSPECTIVE PURCHASERS OF THE SENIOR NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE SENIOR NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, a “U.S. Holder” is a beneficial owner of Senior Notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States or a resident alien of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

A “Non-U.S. Holder” is a beneficial owner of Senior Notes that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Senior Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships acquiring Senior Notes, and partners in such partnerships, should consult their own tax advisors.

U.S. Federal Income Taxation of U.S. Holders

Payment of Interest. The Senior Notes bear interest at a fixed rate. It is anticipated, and this discussion assumes, that the Senior Notes will not be treated as issued with original issue discount for U.S. federal income tax purposes. Accordingly, stated interest on a Senior Note will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Disposition of the Senior Notes. Upon the redemption, sale, exchange or other taxable disposition of a Senior Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest which has not previously been included in income, which amount will be taxable as ordinary income) and (ii) such U.S. Holder’s adjusted tax basis in the Senior Note. A U.S. Holder’s adjusted tax basis in a Senior Note generally will equal the cost of the Senior Note to such U.S. Holder. Any gain or loss recognized on the disposition of a Senior Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Senior Note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to significant limitations.

Backup Withholding and Information Reporting. U.S. Holders of Senior Notes, except for certain exempt recipients, will generally be subject to information reporting and backup withholding (currently at a rate of 24%) on payments of interest, principal and gross proceeds from a disposition of Senior Notes. However, backup withholding generally applies only if the U.S. Holder:

•	fails to furnish or furnishes an incorrect social security or other taxpayer identification number within a reasonable time after a request for such information;

•	fails to report interest properly; or

•

fails, under certain circumstances, to provide a properly completed IRS Form W-9 (or a suitable substitute or successor form or such other form as the IRS may prescribe), signed under penalties of perjury, certifying that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided such holder timely furnishes the required information to the IRS. Prospective purchasers should consult their own tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining an exemption. We cannot refund amounts once withheld.

We will furnish annually to the IRS, and to record holders of the Senior Notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the Senior Notes.

Net Investment Income Tax. A tax of 3.8% (the “Net Investment Income Tax”) is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain trusts and estates. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of certain property, including Senior Notes, less certain related deductions.

Prospective purchasers of the Senior Notes should consult an independent tax advisor regarding the possible implications of the Net Investment Income Tax on their particular circumstances.

U.S. Federal Income Taxation of Non-U.S. Holders

Payment of Interest. Subject to the summary of backup withholding and FATCA below, payments of stated interest on a Senior Note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the Senior Notes receives a required certification from the Non-U.S. Holder and the holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, actually or constructively, to us through stock ownership;

•	a bank whose receipt of interest on the Senior Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed IRS Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form of either), under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in the case where a security clearing organization, bank, or other financial institution holds the Senior Notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form for either), has been received by it from the Non-U.S. Holder, and a copy of such form is furnished to us or the person who otherwise would be required to withhold U.S. federal income tax.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Senior Notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If the payments of interest on a Senior Note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, the Non-U.S. Holder must provide a properly executed Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe). Under the Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Disposition of the Senior Notes. Subject to the discussion of backup withholding below, a Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of a Senior Note (except with respect to accrued but unpaid interest, which will be treated as described above under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest”) unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or

•	such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable treaty, is attributable to a U.S. permanent establishment or fixed base).

Proceeds from the disposition of a Senior Note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to payments of interest.

Backup Withholding and Information Reporting. U.S. backup withholding tax will not apply to payments of interest on a Senior Note or proceeds from the sale or other disposition of a Senior Note payable to a Non-U.S. Holder if the certification described in “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

FATCA. The Foreign Account Tax Compliance Act and the Regulations promulgated thereunder (“FATCA”) impose a U.S. federal withholding tax at a rate of 30% on interest payments of interest-bearing obligations, including the Senior Notes, paid to certain non-U.S. financial institutions, investment funds, and certain other non-U.S. non-financial entities if certain disclosure requirements related to direct and indirect U.S. shareholders and/or U.S. accountholders are not satisfied. While withholding under FATCA would have applied also to payments of gross proceeds from the taxable disposition (including a retirement or redemption) of a Senior Note, proposed Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Regulations until final Regulations are issued.

Prospective investors are encouraged to consult their tax advisors regarding the implications of FATCA on their investment in the Senior Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Senior Notes by (i) employee benefit plans subject to Part 4 of Subtitle B of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code, (iii) plans subject to federal, state, local, non-U.S. or other laws or regulations that are similar to ERISA or Section 4975 of the Code, and (iv) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans or arrangements. Each of these plans, individual retirement accounts and arrangements are referred to in this summary as a “plan.” This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the Senior Notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the ERISA-related issues that affect or may affect the investor with respect to this investment. Each fiduciary of a plan should consider the fiduciary standards of ERISA or any applicable similar laws in the context of the plan’s particular circumstances before authorizing an investment in the Senior Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable similar laws and would be consistent with the documents and instruments governing the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to such provisions, or ERISA plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. As a general rule, employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA that have not made an election under Section 410(d) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar laws that regulate their investments.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the Senior Notes were acquired by a plan with respect to which we or any of our affiliates or any underwriter is a party in interest or a disqualified person. For example, if we or any underwriter is party in interest or disqualified person with respect to an investing plan (either directly or, in our case, by reason of our ownership of our subsidiaries), the purchase of any Senior Notes by a plan could result in a sale or exchange prohibited by Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code and/or an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable exemption (see below).

The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Senior Notes. Those class exemptions include:

•	PTCE 96-23 for certain transactions determined by in-house asset managers;

•	PTCE 95-60 for certain transactions involving insurance company general accounts;

•	PTCE 91-38 for certain transactions involving bank collective investment funds;

•	PTCE 90-1 for certain transactions involving insurance company pooled separate accounts; and

•	PTCE 84-14 for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provides an exemption for transactions between a plan and a party in interest or disqualified person, provided that the party in interest or disqualified person is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the plan, being a relative of the service provider or having certain other employment or ownership relationships to a service provider to the plan and provided, further that the plan receives no less, nor pays more, than adequate consideration in connection with the transaction. No assurance can be made that all of the conditions of any of these or any other exemptions will be satisfied.

Because of the possibility that direct or indirect prohibited transactions or violations of similar laws could occur as a result of the purchase, holding or disposition of the Senior Notes by a plan, the Senior Notes may not be purchased by any plan, or any person investing the assets of any plan, unless its purchase, holding and disposition of the Senior Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any similar laws. Any purchaser or holder of the Senior Notes or any interest in the Senior Notes will be deemed to have represented by its purchase and holding of the Senior Notes that either:

•	it is not a plan and is not purchasing the Senior Notes or interest in the Senior Notes on behalf of or with the assets of any plan; or

•

its purchase, holding and disposition of the Senior Notes or interest in the Senior Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any similar laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of the Senior Notes on behalf of or with the assets of any plan consult with its counsel regarding the consequences under ERISA, Section 4975 of the Code and any applicable similar laws of the acquisition, ownership and disposition of the Senior Notes, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the Senior Notes by the plan are entitled to full exemptive relief thereunder. Nothing herein shall be construed as, and the sale of the Senior Notes to a plan is in no respect, a representation by us or the underwriter that any investment in the Senior Notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, plans generally or any particular plan.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated February 19, 2020 (the “underwriting agreement”), the underwriters named below (the “underwriters”), for whom Goldman Sachs & Co. LLC and BofA Securities, Inc. are acting as representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the Senior Notes set forth opposite their names below:

Underwriter	Principal amount of Senior Notes
Goldman Sachs & Co. LLC	$142,500,000
BofA Securities, Inc.	127,500,000
Keefe, Bruyette & Woods, Inc.	15,000,000
Piper Sandler & Co.	15,000,000

Total:	$300,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the Senior Notes if any are purchased.

The underwriters propose to offer the Senior Notes directly to the public at the public offering price on the cover page of this prospectus supplement and may offer the Senior Notes to certain dealers at the public offering price less concession not to exceed 0.180% of the principal amount of the Senior Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.100% of the principal amount of the Senior Notes on sales to other dealers. After the initial offering of the Senior Notes, the price to public and other selling terms may from time to time be varied by the underwriters. The offering of the Senior Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriting fee is equal to the public offering price per Senior Note less the amount paid by the underwriters to us per Senior Note. The following table shows the per-note and total underwriting discounts and commissions to be paid to the underwriters.

Per Senior Note	0.300%
Total	$900,000

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the Senior Notes. We estimate that we will pay approximately $700,000 for expenses, excluding underwriting discounts, allocable to the offering. These expenses include the underwriters’ legal fees in connection with this offering that we have agreed to pay.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

The Senior Notes are a new issue of securities with no established trading market. One or more underwriters intend to make a secondary market for the Senior Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Senior Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Senior Notes will be.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the Senior Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Senior Notes. If the underwriters create a short position in the Senior Notes in connection with the offering, i.e., if they sell more Senior Notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Senior Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the Senior Notes to be higher than they might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Senior Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financing and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Senior Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Alternative Settlement Cycle

It is expected that delivery of the Senior Notes will be made against payment therefor on or about February 24, 2020, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes more than two business days prior to the settlement date will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Senior Notes who wish to trade such Senior Notes more than two business days prior to the settlement date should consult their own advisors.

Selling Restrictions

European Economic Area

The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Senior Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person in (i) and (ii) above being referred to as a “relevant person”). Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Canada

The Senior Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Senior Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Senior Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Senior Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Senior Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Senior Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Senior Notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

Certain legal matters relating to the Senior Notes offered by this prospectus supplement will be passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania. The underwriters have been represented in connection with this offering by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements of FNB appearing in our Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of FNB’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our common stock and our depositary shares representing a 1/40th interest in a share of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, are listed on the New York Stock Exchange and trade under the ticker symbols “FNB” and “FNBPrE,” respectively.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

The date of this prospectus is May 16, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, we may from time to time offer any combination of the following securities described in this prospectus in one or more offerings: common stock, preferred stock, debt securities, depositary shares, warrants, stock purchase contracts and/or units.

Each time we offer and sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide you with different information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information in or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “F.N.B.,” the “Corporation,” “we,” “us,” “our” or similar references mean F.N.B. Corporation.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully read and consider the risk factors that are set forth in the applicable prospectus supplement and in our most recent annual report on Form 10-K, which is incorporated by reference into this prospectus, as updated by our subsequent filings with the SEC under the Securities Exchange Act of 1934. You should also refer to all of the other information appearing in this prospectus and the applicable prospectus supplement or incorporated by reference into this prospectus in light of your particular investment objectives and financial circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov and on our website at www.fnbcorporation.com. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus. You may also read and copy any documents we file with the SEC by visiting the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in the documents we file with the SEC. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any later documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before termination of the offering of securities under this prospectus (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules). The SEC file number for these documents is 001-31940.

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 28, 2018;

•	The portions of our definitive proxy statement on Schedule 14A, filed on March 30, 2018, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 10, 2018;

•	Our Current Report on Form 8-K, filed on April 6, 2018; and

•

The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

We will provide you, at no cost, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus (excluding the exhibits to those documents unless they have been specifically incorporated by reference into the requested document). You may request these documents from:

Shareholder Relations

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania 15212

(800) 555-5455

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations relative to business and financial metrics, merger integration and conversion activities relating to our merger with Yadkin Financial Corporation, which was completed in March 2017, our outlook regarding revenues, expenses, earnings. liquidity, asset quality and statements regarding the impact of technology enhancements and customer and business process improvements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Such forward-looking statements may be expressed in a variety of ways, including the use of future and present tense language expressing expectations or predictions of future financial or business performance or conditions based on current performance and trends. Forward-looking statements are typically identified by words such as, “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal,” and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to the factors previously disclosed in our periodic reports filed with the SEC, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; potential difficulties encountered in expanding into a new and remote geographic market; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business and technology initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with acquisitions and divestitures; economic conditions; interruption in or breach of security of our information systems; integrity and functioning of products, information systems and services provided by third party external vendors; changes in tax rules and regulations or interpretations including, but not limited to the recently enacted Tax Cuts and Jobs Act; changes in accounting policies, standards and interpretations, liquidity risk; changes in asset valuations; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB) and legislative and regulatory actions and reforms.

Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described in our Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q (including the risk factors and risk management discussion) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this prospectus.

F.N.B. CORPORATION

F.N.B. Corporation was formed in 1974 as a bank holding company. In 2000, the Corporation elected to become, and remains, a financial holding company under the Gramm-Leach-Bliley Act of 1999.

The Corporation is a diversified financial services company operating in eight states and holds a significant retail deposit market share in metropolitan markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. As of March 31, 2018, the Corporation had 417 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina. The Corporation provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. Consumer banking provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. Wealth management services include fiduciary and brokerage services, asset management, private banking and insurance. We also operate Regency Finance Company, which had 77 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee as of March 31, 2018.

As of March 31, 2018, the Corporation had total assets of $31.7 billion, loans of $21.3 billion and deposits of $22.5 billion.

Our principal executive offices are located at 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212, and our telephone number is (800) 555-5455.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	For the three months ended March 31,		For the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges:
Excluding interest on deposits	5.56x	3.22x	5.75x	8.07x	10.58x	11.85x	9.84x
Including interest on deposits	3.13x	2.13x	3.38x	4.15x	5.04x	5.10x	4.40x

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	5.12x	2.83x	4.96x	6.24x	7.35x	7.51x	9.84x
Including interest on deposits	3.03x	2.02x	3.16x	3.73x	4.33x	4.27x	4.40x

Note:

We calculate our ratio of earnings to fixed charges by adding income before income taxes plus fixed charges and dividing that sum by our fixed charges. Our fixed charges consist of interest expense and the portion of our rental expense deemed to represent interest. We calculate our ratio of earnings to fixed charges and preferred stock dividends by adding income before income taxes plus fixed charges minus preferred stock dividends and dividing that sum by our fixed charges. Our fixed charges for this ratio consist of interest expense, the portion of our rental expense deemed to represent interest and preferred stock dividends.

THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide to prospective investors each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling security holders to be identified in the future.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, par value $0.01 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We may sell warrants to purchase our debt securities, depositary shares, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether your or our obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may sell purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, depositary shares, preferred stock or common stock. The price of our debt securities or price per share of common stock or preferred stock, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may sell purchase contracts in such amounts and in as many distinct series as we wish. The applicable prospectus supplement will describe the terms of any purchase contracts.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we will use the net proceeds from the sale of any securities we sell for general corporate purposes, including working capital, acquisitions, capital expenditures and the repayment of indebtedness. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for the Corporation by Reed Smith LLP, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements of F.N.B. Corporation and subsidiaries appearing in our Annual Report (Form 10-K) for the year ended December 31, 2017 and the effectiveness of our internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$300,000,000

2.200% Senior Notes due 2023

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities

Co-Managers

Keefe, Bruyette & Woods A Stifel Company	Piper Sandler

February 19, 2020